SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

[ ] Preliminary Proxy Statement
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       Rule 14A-6(e)(2))
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                              MCN ENERGY GROUP INC.
            ---------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                       N/A
             ------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT, IF
                           OTHER THAN THE REGISTRANT)

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

[THIS FILING CONSISTS OF A LETTER TO SHAREHOLDERS FIRST MAILED ON
MARCH 12, 2001]



[MCN LETTER HEAD]                                                   4TH QUARTER

ALFRED R. GLANCY III
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

500 GRISWOLD STREET
DETROIT, MICHIGAN 48226
WWW.MCNENERGY.COM
1 800 548-4655


March 5, 2001

Dear MCN Shareholder:

In addition to reporting its earnings for 2000, MCN Energy Group on February 28 announced revised terms to our merger agreement with DTE Energy. Under the revised terms, DTE will acquire the outstanding shares of MCN for $24.00 per share in cash, or 0.715 shares of DTE common stock per share of MCN common stock, subject to pro-ration and tax considerations such that, in the aggregate, 55% of MCN common stock will be converted into cash and 45% will be converted into DTE common stock. The value of the revised transaction is approximately $25.62 per share, based on DTE's closing stock price today of $38.59.

The revised agreement also extends the original April 15, 2001 opt-out date to December 31, 2001 to allow sufficient time to obtain the necessary regulatory approvals as well as MCN shareholder approval of the revised terms. The boards of both companies have approved the revised agreement.

The terms of our agreement have been revised to provide certainty that this transaction will be completed. DTE made it clear that if April 15 passed and all of the regulatory approvals were not in hand, it would not close the transaction on the original terms. Our regulatory approval process has taken far longer than anyone anticipated. The MCN Board of Directors and management made the judgment that the uncertainties of closing by April 15 could result in a significant reduction of shareholder value, well below the level represented by this renegotiated price. We determined that the very high degree of certainty of consummation represented by the amended agreement warranted accepting the revised price. We believe this was the most prudent course of action under the circumstances.

Proxy materials seeking shareholder approval of the revised merger agreement will be mailed shortly, along with MCN's annual report on Form 10-K. The date of the special shareholder meeting to approve the agreement will be provided in the proxy mailing. Closing of the merger now is expected within four to five months, assuming clearance is received from MCN shareholders, the Federal Trade Commission and the Securities and Exchange Commission.

For the year 2000, MCN reported net income of $108.9 million. Excluding unusual items and costs related to the planned merger with DTE, 2000 earnings were $66.4 million. MCN reported a restated net loss for 1999 of $18.9 million, which included $121.0 million of unusual losses and merger costs. Comparisons of results are affected by adoption of revised accounting treatment of non-regulated storage activities beginning in the second quarter of 2000.

Our operations met expectations in the second half of 2000. The Gas Distribution segment continued to perform well, while we achieved notable improvements at the non-regulated Energy Marketing unit. The Pipelines & Processing, Electric Power and Exploration & Production segments were in line with our expectations, while the comparability of results for these units continued to be affected by asset sales and other factors. Moving forward, we think this is a strong base upon which to build.

In closing, let me assure you that we continue to do everything possible to expedite the merger process, and to help ensure the new company's successful integration.

Sincerely,

/s/Alfred R. Glancy III


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DTE will be filing a post-effective amendment to its registration statement filed on Form S-4 - which was filed with the Securities and Exchange Commission (SEC) on November 12, 1999 and contains a proxy statement/prospectus for DTE and MCN - and other documents with the SEC. Investors and securities holders are urged to read the post-effective amendment containing the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and securities holders will be able to receive the post-effective amendment containing the proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov, from DTE Investor Relations at 2000 2nd Avenue, Detroit, Michigan 48226-1279 or from MCN Investor Relations at 500 Griswold Street, Detroit, Michigan 48226. Information concerning the identity of the participants in the solicitation of proxies by the MCN board of directors and their direct or indirect interests, by securities holdings or otherwise, may be obtained from the Secretary of MCN at the address listed above.
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